Exhibit 99.1

INSIGNIA FINANCIAL GROUP, INC.

FOR THE SIX MONTHS ENDED JUNE 30, 2003

INDEX

Page
FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheet at June 30, 2003	2

Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2003 and 2002	3

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2003 and 2002	4

Notes to Condensed Consolidated Financial Statements	5

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

(Unaudited)

June 30, 2003
Assets
Cash and cash equivalents	$55,991
Receivables, net	137,566
Restricted cash	21,153
Property and equipment, net	42,140
Real estate investments, net	131,411
Goodwill	260,565
Acquired intangible assets, less accumulated amortization of $56,025	4,684
Deferred taxes	62,086
Other assets, net	18,653

Total assets	$734,249

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$8,999
Commissions payable	45,744
Accrued incentives	13,958
Accrued and sundry	92,886
Deferred taxes	23,396
Notes payable	56,785
Real estate mortgage notes	71,986

Total liabilities	313,754

Stockholders’ Equity:
Common stock, par value $.01 per share—authorized 80,000,000 shares, 24,082,121 issued and outstanding shares, net of 1,502,600 shares held in treasury	241
Preferred stock, par value $.01 per share—authorized 20,000,000 shares, Series A, 250,000 and Series B, 125,000 issued and outstanding shares	4
Additional paid-in capital	443,101
Notes receivable for common stock	(1,006)
Accumulated deficit	(24,104)
Accumulated other comprehensive income	2,259

Total stockholders’ equity	420,495

Total liabilities and stockholders’ equity	$734,249

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Revenues
Real estate services	$281,280	$255,446
Property operations	4,326	4,550
Equity (loss) earnings in unconsolidated ventures	(3,318)	3,259

	282,288	263,255

Costs and expenses
Real estate services	271,908	239,960
Property operations	3,664	3,165
Administrative	10,192	6,583
Depreciation	6,971	6,744
Property depreciation	753	1,058
Amortization of intangibles	1,222	2,735

	294,710	260,245

Operating (loss) income	(12,422)	3,010

Other income and expenses:
Interest income	1,646	2,081
Other income	29	13
Interest expense	(3,293)	(4,338)
Property interest expense	(841)	(951)

Loss from continuing operations before income taxes	(14,881)	(185)

Income tax benefit	5,208	83

Loss from continuing operations	(9,673)	(102)
Discontinued operations, net of applicable taxes:
(Loss) income from operations	(360)	2,869
Income on disposal	3,763	265

(Loss) income before cumulative effect of a change in accounting principle	(6,270)	3,032

Cumulative effect of a change in accounting principle, net of applicable taxes	—	(20,635)

Net loss	(6,270)	(17,603)

Preferred stock dividends	(1,594)	(573)

Net loss available to common shareholders	$(7,864)	$(18,176)

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Operating activities
Loss from continuing operations	$(9,673)	$(102)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	8,946	10,537
Equity loss (earnings) in unconsolidated ventures	3,318	(3,259)
Changes in operating assets and liabilities:
Accounts receivable	16,441	36,386
Other assets	(7,752)	3,171
Accrued incentives	(35,339)	(44,039)
Accounts payable and accrued expenses	(9,136)	(23,526)
Commissions payable	(17,543)	(33,747)

Net cash used in operating activities	(50,738)	(54,592)

Investing activities
Additions to property and equipment, net	(4,982)	(2,197)
Proceeds from real estate investments	4,154	30,940
Payments made for acquisitions of businesses	(4,071)	(6,155)
Proceeds from sale of discontinued operations	66,750	23,250
Investment in real estate	(4,732)	(4,897)
Decrease in restricted cash	365	2,941

Net cash provided by investing activities	57,484	43,882

Financing activities
Proceeds from issuance of common stock	5,488	1,427
Proceeds from issuance of preferred stock, net	—	12,325
Preferred stock dividends	(1,593)	(633)
Payment on notes payable	(70,104)	(36,722)
Payments on real estate mortgage notes	—	(20,915)
Proceeds from real estate mortgage notes	5,191	—
Debt issuance costs	—	(866)

Net cash used in financing activities	(61,018)	(45,684)

Net cash (used in) provided by discontinued operations	(3,002)	5,209
Effect of exchange rate changes on cash	1,818	1,641

Net decrease in cash and cash equivalents	(55,456)	(49,544)
Cash and cash equivalents at beginning of period	111,447	131,770

Cash and cash equivalents at end of period	$55,991	$82,226

See Notes to Condensed Consolidated Financial Statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Business

Insignia Financial Group, Inc. (“Insignia” or the “Company”), a Delaware corporation headquartered in New York, New York, is a leading provider of international real estate and real estate financial services, with operations in the United States, United Kingdom, France, continental Europe, Asia and Latin America. Insignia’s real estate service businesses offer a diversified array of services including commercial leasing, sales brokerage, corporate real estate consulting, property management, property development, re-development and real estate oriented financial services. In addition to traditional real estate services, Insignia has historically deployed its own capital, together with the capital of third party investors, in principal real estate investments, including co-investment in existing property assets, real estate development and managed private investment funds. The Company’s real estate service operations and real estate investments are more fully described below.

Insignia’s primary real estate service businesses include the following: Insignia/ESG (United States, commercial real estate services), Insignia Richard Ellis (United Kingdom, commercial real estate services) and Insignia Bourdais (France, commercial real estate services; acquired in December 2001). Insignia also offers commercial real estate services throughout continental Europe, Asia and Latin America. Insignia’s other businesses in continental Europe include operations in Germany, Italy, Spain, Holland and Belgium. Insignia’s New York-based residential businesses—Insignia Douglas Elliman and Insignia Residential Group—were sold on March 14, 2003 (see further discussion under the caption “Discontinued Operations” in Note 6).

2.	Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

3.	Reclassifications

Certain amounts for the prior year have been reclassified to conform to the 2003 presentation. These reclassifications have no effect on reported net loss.

4.	Seasonality

The Company’s revenues are substantially derived from tenant representation, agency leasing, investment sales and consulting services. Revenues generated by these services are transactional in nature and therefore affected by seasonality, availability of space, competition in the market place and changes in business and capital market conditions. A significant portion of the expenses associated with these transactional activities are directly correlated to revenue. Also, certain conditions to revenue recognition for leasing commissions are outside of the Company’s control.

Consistent with the industry in general, the Company’s revenues and operating income have historically been lower during the first three calendar quarters than in the fourth quarter. The reasons for the concentration of earnings in the fourth quarter include a general, industry-wide focus on completing transactions by calendar year end, as well as the constant nature of the Company’s non-variable expenses throughout the year versus the seasonality of its revenues. This phenomenon has generally produced a historical pattern of higher revenues and income in the last half of the year and a gradual slowdown in transactional activity and corresponding operating results during the first quarter. This tendency notwithstanding, it is possible that any fourth quarter may not be the best performing quarter of a particular year. Insignia’s quarterly earnings are also susceptible to the potential adverse effects of unforeseen market disruptions like that of the third quarter of 2001 caused by the events of September 11. Consequently, future revenue production and earnings may be difficult to predict and comparisons from period to period may be difficult to interpret.

5.	Foreign Currency

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. The British pound and euro represent the only foreign currencies of material operations, which collectively generated approximately 30% of the Company’s service revenues for the six months ended June 30, 2003. Revenues and expenses of all foreign subsidiaries have been translated into U.S. dollars at the average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Translation gains and losses are deferred as a separate component of stockholders’ equity in accumulated other comprehensive income (loss), unless there is a sale or complete liquidation of the underlying foreign investment. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of operations in determining net income.

For the six months ended June 30, 2003, European operations were translated to U.S. dollars at average exchange rates of $1.61 to the British pound and $1.10 to the euro. The assets and liabilities of the Company’s European operations have been translated at exchange rates of $1.65 to the British pound and $1.14 to the euro at June 30, 2003.

6.	Discontinued Operations

On March 14, 2003, Insignia completed the sale of its New York-based residential businesses, Insignia Residential Group and Insignia Douglas Elliman, to Montauk Battery Realty. Montauk Battery Realty is located on Long Island, New York and its principal owners are New Valley Corp. and Dorothy Herman, chief executive officer of Prudential Long Island Realty. The total purchase price of $71.75 million was paid or is payable as follows: (i) $66.75 million paid in cash to Insignia at the closing of the transaction; (ii) $500,000 in cash held in escrow on the closing date and up to another $500,000 held in escrow pending receipt of specified commissions; and (iii) the assumption by the buyer of up to $4.0 million in existing contingent earn-out payment obligations of Insignia Douglas Elliman. The escrowed amounts are available to secure Insignia’s indemnity obligations under the purchase and sale agreement. Any amounts remaining in escrow on March 14, 2004 and not securing previously made indemnity claims will be released to Insignia.

Insignia Douglas Elliman, acquired by Insignia in June 1999, provides sales and rental services in the New York City residential cooperative, condominium and rental apartment market and also operates in upscale suburban markets in Long Island (Manhasset, Locust Valley and Port Washington/Sands Point). Insignia Residential Group is the largest manager of cooperative, condominium and rental apartments in the New York metropolitan area, providing full service third-party fee management for more than 250 properties, comprising approximately 60,000 residential units. These residential businesses collectively produced service revenues in 2002, 2001 and 2000 of $133.7 million, $119.2 million and $134.1 million, respectively.

During the six months ended June 30, 2003, Insignia recognized a net gain of approximately $3.8 million (net of $4.7 million of applicable income taxes) in connection with the sale of its residential businesses. These businesses also generated an operating loss of $360,000 on revenues of $20.5 million during the 2003 period. The gain on sale and operating loss are reported as discontinued operations for financial reporting purposes. During the first quarter of 2002, Insignia recognized income on disposal of $265,000 (net of applicable taxes of $1.8 million) related to the sale of Realty One, the Company’s former single-family home brokerage business.

The following tables summarize the aggregate assets and liabilities of Insignia Douglas Elliman and Insignia Residential Group at December 31, 2002 and the results of operations and income on disposal attributed to Insignia Douglas Elliman (2003), Insignia Residential Group (2003) and Realty One (2002) during the six months ended June 30, 2003 and 2002, respectively.

December 31, 2002
(In thousands)
Assets
Cash and cash equivalents	$66
Receivables	2,479
Property and equipment	11,766
Goodwill	34,117
Acquired intangible assets	11,999
Deferred taxes	3,365
Other assets	2,177

Assets of discontinued operations	65,969

Liabilities
Accounts payable	2,535
Commissions payable	564
Accrued incentives	3,027
Accrued and sundry liabilities	3,256
Deferred taxes	789

Liabilities of discontinued operations	10,171

Net assets	$55,798

	Six Months Ended June 30,
	2003	2002
	(In thousands)

Revenues	$20,517	$69,009

(Loss) income from operations, net of tax benefit of $248 (2003) and tax expense of $2,347 (2002)	(360)	2,869
Income on disposal, net of tax expense of $4,741 (2003) and $1,809 (2002)	3,763	265

Net income	$3,403	$3,134

7.	Goodwill and Intangible Assets

The table below reconciles the change in the carrying amount of goodwill, by operating segment, for the period from December 31, 2002 to June 30, 2003.

	Commercial	Residential	Total
	(In thousands)

Balance as of December 31, 2002	$255,444	$34,117	$289,561

Adjustment for discontinued operations	—	(34,117)	(34,117)

	255,444	—	255,444

Other adjustments to purchase consideration	(877)	—	(877)
Foreign currency translation	5,998	—	5,998

Balance as of June 30, 2003	$260,565	$—	$260,565

The following tables present certain information on the Company’s acquired intangible assets as of June 30, 2003.

Acquired Intangible Assets	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
		(In thousands)
As of June 30, 2003

Property management contracts	5 years	$52,679	$51,895	$784
Favorable premises leases	11 years	2,666	257	2,409
Other	3 years	5,364	3,873	1,491

Total		$60,709	$56,025	$4,684

All intangible assets are being amortized over their estimated useful lives with no residual value. Intangibles included in “Other” consist of customer backlog, non-compete agreements, franchise agreements and trade names. The aggregate acquired intangible amortization expense for the six months ended June 30, 2003 and 2002 totaled $1.2 million and $2.7 million, respectively. The decline in amortization expense in 2003 is attributed to property management contracts and customer backlog that were fully amortized in 2002.

8.	Real Estate Investments

Insignia has historically invested in real estate assets and real estate debt securities. Insignia has engaged in real estate investment generally through: (i) investment in operating properties through co-investments with various clients or, in limited instances, by itself; (ii) investment in and development of commercial real estate on its own behalf and through co-investments; and (iii) minority ownership in and management of private investment funds, whose investments primarily consist of securitized real estate debt.

At June 30, 2003, the Company’s real estate investments totaled $131.4 million, consisting of the following: (i) $19.3 million in minority-owned operating properties; (ii) $87.2 million of real estate carrying value attributed to three real estate investment entities consolidated by Insignia for financial reporting purposes; (iii) $8.1 million in four minority owned office development properties; (iv) $1.7 million in a land parcel held for development; and (v) $15.1 million in minority-owned private investment funds owning debt securities. The properties owned by the consolidated investment entities are subject to mortgage debt of $72.0 million and Insignia’s investment in the properties totaled $22.3 million at June 30, 2003. Insignia’s investment in consolidated properties includes $19.2 million invested in a marina-based development property in the U.S. Virgin Islands. Insignia’s minority-owned investments in operating real estate assets include office, retail, industrial, apartment and hotel properties. At June 30, 2003, these real estate assets consisted of over 5.8 million square feet of commercial property and 1,967 multi-family apartment units and hotel rooms. The Company’s minority ownership interests in co-investment property range from 1% to 33%.

Gains realized from sales of real estate by minority owned entities for the six months ended June 30, 2003 and 2002 totaled $734,000 and $1.6 million, respectively. During the six months ended June 30, 2003, the Company recorded impairment against its real estate investments of $3.9 million on five property assets. The Company evaluates its real estate investments on a quarterly basis for evidence of impairment. Impairment losses are recognized whenever events or changes in circumstances indicate declines in value of such investments below carrying value and the related undiscounted cash flows are not sufficient to recover the asset’s carrying amount. The impairments were based on changes in factors including increased vacancies, lower market rental rates and decreased projections of operating cash flows which diminished prospects for recovery of the Company’s full investment upon final disposition. The gains realized from real estate sales and the losses taken on impairments are included in the caption “equity (loss) earnings in unconsolidated ventures” in the Company’s condensed consolidated statements of operations.

The Company’s only financial obligations with respect to its real estate investments, beyond its investment, are (i) partial construction financing guarantees, backed by letters of credit, totaling $8.9 million; (ii) other letters of credit and guarantees of property debt totaling $2.8 million; and (iii) future capital commitments for capital improvements and additional asset purchases totaling $2.3 million.

9.	Debt

At June 30, 2003, Insignia’s debt consisted of the following:

June 30, 2003
(In thousands)

Notes Payable
Senior revolving credit facility	$28,000
Subordinated credit facility	15,000
Acquisition loan notes	13,785

56,785

Real Estate Mortgage Notes	71,986

Total	$128,771

The Company’s debt includes borrowings under its $165.0 million senior revolving credit facility (as amended), borrowings under a $37.5 million subordinated credit facility entered into in June 2002, acquisition loan notes issued in connection with previous acquisitions in the United Kingdom and real estate mortgage notes collateralized by real estate properties.

The senior credit facility bears interest at a margin above LIBOR, which was 2.0% at June 30, 2003. In March 2003, Insignia repaid $67.0 million on the senior revolving credit facility as a result of the March 14, 2003 sale of its residential businesses, lowering its outstanding balance to $28.0 million. In conjunction with the pay-down, the commitment under the senior credit facility was reduced from $230.0 million to $165.0 million. The senior revolving credit facility matures in May 2004. The subordinated credit facility borrowings, which are subordinate to Insignia’s senior credit facility, bear interest at an annual rate of 11.25%, payable quarterly. Insignia may borrow the remaining $22.5 million available under this credit facility through the period ending in December 2003. The subordinated debt matures in June 2009. The acquisition loan notes are payable to sellers of the acquired U.K. businesses and are backed by restricted cash deposits in approximately the same amount. The loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. The real estate mortgage notes are secured by property assets owned by consolidated subsidiaries. Maturities on the real estate mortgage notes range from December 2004 to October 2023.

10.	Comprehensive Income (Loss)

The following table presents a calculation of comprehensive income (loss) for the periods indicated.

	Six Months Ended June 30,
	2003	2002
	(In thousands)

Net loss	$(6,270)	$(17,603)
Other comprehensive income (loss):
Foreign currency translation	7,354	5,967
Reclassification adjustment for realized gain	—	(50)
Minimum pension liability	—	(61)

Total other comprehensive income (loss)	7,354	5,856

Total comprehensive income (loss)	$1,084	$(11,747)

11.	Industry Segment Data

In 2003, Insignia’s operating activities from continuing operations encompass only one reportable segment, commercial real estate services. The Company’s residential real estate service businesses were disposed of in the first quarter of 2003 and are reported as discontinued operations. The Company’s commercial service businesses offer similar products and services and are managed collectively because of the similarities between such services. These businesses provide services including tenant representation, property and asset management, agency leasing and brokerage, investment sales, development and re-development, consulting and other real estate financial services. Insignia’s commercial businesses include Insignia/ESG in the United States, Insignia Richard Ellis in the United Kingdom, Insignia Bourdais in France and other businesses in continental Europe, Asia and Latin America. The following table summarizes certain geographic financial information for the periods indicated.

	Six Months Ended June 30,
	2003	2002
	(In thousands)
Total Revenues
United States	$194,341	$187,644
United Kingdom	54,462	49,939
France	22,032	18,082
Other Europe	7,468	4,866
Asia and Latin America	3,985	2,724

	$282,288	$263,255

Long-Lived Assets
United States	$277,262	$261,741
United Kingdom	120,334	112,138
France	31,794	25,013
Other Europe	8,471	5,637
Asia and Latin America	939	773

	$438,800	$405,302

Long-lived assets are comprised of property and equipment, real estate investments, goodwill and acquired intangible assets.

12.	Contingencies

Insignia and certain subsidiaries are defendants in lawsuits arising in the ordinary course of business. Management does not expect that the results of any such lawsuits will have a significant adverse effect on the financial condition, results of operations or cash flows of the Company. All contingencies, including unasserted claims or assessments, which are probable and the amount of loss can be reasonably estimated are accrued in accordance with Statement of Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies.

13.	CB Richard Ellis Merger and Related Transactions

On February 17, 2003, Insignia entered into an Agreement and Plan of Merger with CBRE Holding, Inc., CB Richard Ellis Services, Inc. (“CB”) and Apple Acquisition Corp., a wholly owned subsidiary of CB, pursuant to which, upon the terms and subject to the conditions set forth therein, including the approval of Insignia’s stockholders, Apple Acquisition Corp. would be merged with and into Insignia (the “Merger”), with Insignia being the surviving corporation in the Merger and becoming a wholly owned subsidiary of CB. The Merger closed on July 23, 2003 and Insignia’s common shareholders received cash consideration of $11.156 per share. Insignia incurred approximately $4.9 million of expenses for legal and other services in connection with the Merger during the first six months of 2003. Such expenses are included in administrative expenses in the Company’s statement of operations for the six months ended June 30, 2003.

Separately, on July 23, 2003, Insignia sold substantially all of its real estate investment assets to Island Fund I LLC prior to the closing of the Merger. The purchase price in the sale aggregated $44.8 million and included $36.9 million paid in cash to Insignia at closing and the assumption by the buyer of $7.9 million in contractual obligations to certain executive officers, including the Company’s Chairman, who are also officers of Island Fund. The Company recognized a loss of approximately $12.8 million (before income tax effects) in connection with the sale.